Exhibit 99.1

For further information contact:

Douglas Dynamics, Inc.

Nathan Elwell

847-530-0249

investorrelations@douglasdynamics.com

DOUGLAS DYNAMICS REPORTS THIRD QUARTER 2021 RESULTS

Highlights:

•	Produced Net Sales of $127.6 million

•	Recorded Diluted GAAP Earnings per Share of $0.30

•	Attachments segment continued strong year-to-date performance

•	Strong demand continues in Solutions segment driving record backlog; Production impacted by significant supply chain constraints

•	Paid $0.285 per share cash dividend on September 30, 2021

November 1, 2021 — Milwaukee, Wisconsin — Douglas Dynamics, Inc. (NYSE: PLOW), North America’s premier manufacturer and upfitter of work truck attachments and equipment, today announced financial results for the third quarter ended September 30, 2021.

“On a year-to-date basis, both segments have shown improved performance over last year, with Attachments again producing strong results,” explained Bob McCormick, President and CEO. “Our teams are striving to deliver for our customers while facing well-documented macroeconomic challenges, which are hindering our ability to effectively address the robust demand we are seeing across all of our businesses.”

“McCormick added, “The supply chain constraints, inflationary pressures, and labor market challenges we have previously discussed have all increased in recent months, and are expected to continue into 2022. We continue to implement short-term cost cutting measures including rolling plant shutdowns at certain of our Solutions locations, while positioning ourselves to address the record backlog, ultimately driving significant medium to long-term growth potential for the segment.”

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Douglas Dynamics – Third Quarter 2021

Consolidated Third Quarter 2021 Results

$ in millions (except Margins & EPS)	Q3 2021	Q3 2020
Net Sales	$127.6	$133.8
Gross Profit Margin	24.0%	27.5%

Income from Operations	$10.4	$17.6
Net Income	$7.0	$9.2
Diluted EPS	$0.30	$0.39

Adjusted EBITDA	$15.5	$23.1
Adjusted EBITDA Margin	12.1%	17.2%
Adjusted Net Income	$7.0	$9.8
Adjusted Diluted EPS	$0.29	$0.42

•	Net Sales were lower compared to the same period last year, driven primarily by global supply chain constraints impacting production and delivery in the Solutions segment.

•	Profitability decreased year-over-year due to supply chain disruption, temporary shutdowns, labor market constraints and the timing of material and freight inflation.

•	Selling, general and administrative expense increased $1.2 million when compared to the same quarter in the prior year due to wage and benefit inflation, plus the return of more normalized travel and marketing in our Attachments segment. These increases were slightly offset by a decrease in incentive-based compensation based on operating performance in the quarter.

•	Interest expense decreased $2.8 million to $2.2 million when compared to the same quarter in the prior year primarily due to lower interest on the term loan resulting from the June 2021 refinancing.

•	The effective tax rate was 14.6% for the quarter and 8.2% for the nine months ended September 30, 2021, due to discrete tax benefits related to favorable income tax audit results.

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Douglas Dynamics – Third Quarter 2021

Work Truck Attachments Segment Third Quarter 2021 Results

$ in millions (except Adjusted EBITDA Margin)	Q3 2021	Q3 2020
Net Sales	$81.4	$76.9
Adjusted EBITDA	$14.8	$20.2
Adjusted EBITDA Margin	18.2%	26.2%

•	Net Sales increased by 6% primarily due to preseason price actions which were outpaced by inflation. Adjusted EBITDA decreased 27% compared to the prior year due to repeated increases in input costs during the preseason period. In addition, the manufacturing operations experienced inefficiencies due to the tight labor market. Following price increases taken at the start of pre-season, an additional price increase was implemented at the start of the fourth quarter to address this issue.

•	Despite another season of below average snowfall, 2021 preseason shipments were very strong. We are entering the fourth quarter with a larger than typical backlog of preseason orders that were delayed due to labor challenges experienced particularly in the third quarter.

•	Last year, third quarter shipments were strong due to the shift from the second quarter when operations were partially shut down due to the pandemic. In 2021, the timing of preseason orders shifted back towards pre-pandemic levels, with a 55/45 ratio between second quarter and third quarter pre-season orders, versus an approximate 50/50 ratio in 2020.

McCormick commented, “The resiliency of our Attachments segment is remarkable. Our 2021 year-to-date results are excellent despite the last two years of both pandemic driven headwinds and below average snowfall.” In addition, dealer inventories are at their lowest levels for six years, which bodes well as we enter the snow season.”

Work Truck Solutions Segment Third Quarter 2021 Results

$ in millions (except Adjusted EBITDA Margin)	Q3 2021	Q3 2020
Net Sales	$46.3	$56.9
Adjusted EBITDA	$0.7	$2.9
Adjusted EBITDA Margin	1.5%	5.1%

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Douglas Dynamics – Third Quarter 2021

•	Net Sales and Adjusted EBITDA both decreased compared to the prior year primarily due to global supply chain constraints, which impacted production and deliveries. Rolling shutdowns continued at several facilities during the quarter to mitigate the impact.

•	Adjusted EBITDA was also negatively impacted by the escalation of inflation experienced during the quarter. Price increases have been implemented in Solutions, but the escalation of the costs exceeded the price realized in the quarter.

•	In light of the shortage of labor across the economy, retaining skilled employees is increasingly important for the long-term health of the business, despite the negative impact on margins.

•	Demand trends remain strong, creating record backlog levels which are more than 140% of the already record level we experienced at the end of 2020.

Dividend, Balance Sheet & Liquidity

•	A quarterly cash dividend of $0.285 per share of the Company's common stock was declared on September 7, 2021, and paid on September 30, 2021, to stockholders of record as of the close of business on September 18, 2021.

•	Net Cash used in Operating Activities for the first nine months of 2021 decreased to ($19.5) million from ($27.1) million cash used during the first nine months of 2020, due to improved operating results, slightly offset by an increase in accounts receivable related to increased sales, and higher inventories due to pulling forward purchases in anticipation of inflationary price increases and supply chain disruptions.

•	Free Cash Flow for the first nine months of 2021 increased to ($26.8) million from ($36.5) million in the corresponding period in 2020, which was primarily a result of lower cash used in operating activities and lower capital expenditures.

•	As of September 30, 2021, Douglas Dynamics maintained $69.4 million of total liquidity, comprised of $7.3 million in cash and cash equivalents and $62.1 million of borrowing availability under its revolving credit facility.

Outlook

McCormick noted, “Based on the ongoing macroeconomic headwinds impacting the entire economy, we are lowering the top end of our guidance ranges. As we look ahead to 2022, demand remains exceptionally strong, with record backlog in our Solutions segment. Coupled with the ongoing resilience of our Attachments segment, we are focused on addressing the long-term growth opportunities in our businesses.”

The 2021 financial outlook is as follows:

•	Net Sales are expected to be between $525 million and $565 million.

•	Adjusted EBITDA is predicted to range from $75 million to $90 million.

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Douglas Dynamics – Third Quarter 2021

•	Adjusted Earnings Per Share are expected to be in the range of $1.40 per share to $1.90 per share.

•	The effective tax rate is now expected to be approximately 15% to 17%, recognizing the discrete tax benefits that will lower the effective tax rate for 2021.

•	The outlook assumes relatively stable economic conditions, no significant deterioration in COVID-19 pandemic conditions, and that the Company’s core markets will experience close to average snowfall levels in 4Q21.

Earnings Conference Call Information

•	A conference call will occur on Tuesday, November 2, 2021 at 10:00 a.m. Eastern Time (9:00 a.m. Central Time). To join the conference call, please dial (877) 369-6591 domestically, or (253) 237-1176 internationally.

•	The call will also be available via the Investor Relations section of the website at www.douglasdynamics.com. For those who cannot listen to the live broadcast, replays will be available for one week following the call.

About Douglas Dynamics

Home to the most trusted brands in the industry, Douglas Dynamics is North America’s premier manufacturer and up-fitter of commercial work truck attachments and equipment. For more than 70 years, the Company has been innovating products that not only enable people to perform their jobs more efficiently and effectively, but also enable businesses to increase profitability. Through its proprietary Douglas Dynamics Management System (DDMS), the Company is committed to continuous improvement aimed at consistently producing the highest quality products, at industry-leading levels of service and delivery that ultimately drive shareholder value. The Douglas Dynamics portfolio of products and services is separated into two segments: First, the Work Truck Attachments segment, which includes commercial snow and ice control equipment sold under the FISHER®, SNOWEX® and WESTERN® brands. Second, the Work Truck Solutions segment, which includes the up-fit of market leading attachments and storage solutions under the HENDERSON® brand, and the DEJANA® brand and its related sub-brands.

Use of Non-GAAP Financial Measures

This press release contains financial information calculated other than in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”).  The non-GAAP measures used in this press release are Adjusted EBITDA, Adjusted Net Income (Loss) and Adjusted Earnings (Loss) Per Share, and Free Cash Flow.  The Company believes that these non-GAAP measures are useful to investors and other external users of its consolidated financial statements in evaluating the Company’s operating performance as compared to that of other companies.  Reconciliations of these non-GAAP measures to the nearest comparable GAAP measures can be found immediately following the Consolidated Statements of Cash Flows included in this press release.

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Douglas Dynamics – Third Quarter 2021

Adjusted EBITDA represents net income (loss) before interest, taxes, depreciation, and amortization, as further adjusted for certain charges consisting of unrelated legal and consulting fees, pension termination costs, stock-based compensation, certain purchase accounting expenses, impairment charges, expenses related to debt modifications, loss on extinguishment of debt, and incremental costs incurred related to the COVID-19 pandemic. Such COVID-19 related costs include increased expenses directly related to the pandemic, and do not include either production related overhead inefficiencies or lost or deferred sales. We believe these costs are out of the ordinary, unrelated to our business and not representative of our results. The Company uses Adjusted EBITDA in evaluating the Company’s operating performance because it provides the Company and its investors with additional tools to compare its operating performance on a consistent basis by removing the impact of certain items that management believes do not directly reflect the Company’s core operations. The Company’s management also uses Adjusted EBITDA for planning purposes, including the preparation of its annual operating budget and financial projections, and to evaluate the Company’s ability to make certain payments, including dividends, in compliance with its senior credit facilities, which is determined based on a calculation of “Consolidated Adjusted EBITDA” that is substantially similar to Adjusted EBITDA.

Adjusted Net Income (Loss) and Adjusted Earnings (Loss) Per Share (calculated on a diluted basis) represents net income (loss) and earnings (loss) per share (as defined by GAAP), excluding the impact of stock based compensation, pension termination costs, non-cash purchase accounting adjustments, impairment charges, expenses related to debt modifications, loss on extinguishment of debt, certain charges related to unrelated legal fees and consulting fees, incremental costs incurred related to the COVID-19 pandemic, adjustments on derivatives not classified as hedges, net of their income tax impact. Such COVID-19 related costs include increased expenses directly related to the pandemic, and do not include either production related overhead inefficiencies or lost or deferred sales. We believe these costs are out of the ordinary, unrelated to our business and not representative of our results. Adjustments on derivatives not classified as hedges are non-cash and are related to overall financial market conditions; therefore, management believes such costs are unrelated to our business and are not representative of our results.  Management believes that Adjusted Net Income (Loss) and Adjusted Earnings (Loss) Per Share are useful in assessing the Company’s financial performance by eliminating expenses and income that are not reflective of the underlying business performance.

Free Cash Flow is a non-GAAP financial measure that we define as net cash provided by (used in) operating activities less capital expenditures.  Free Cash Flow should be evaluated in addition to, and not considered a substitute for, other financial measures such as Net Income (Loss) and Net Cash Used in Operating Activities.  We believe that free cash flow represents our ability to generate additional cash flow from our business operations.

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Douglas Dynamics – Third Quarter 2021

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These statements include information relating to future events, future financial performance, strategies, expectations, competitive environment, regulation, product demand, the payment of dividends, and availability of financial resources. These statements are often identified by use of words such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “should,” “could,” “may,” “plan,” “project,” “predict,” “will” and similar expressions and include references to assumptions and relate to our future prospects, developments, and business strategies. Such statements involve known and unknown risks, uncertainties and other factors that could cause our actual results, performance, or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, weather conditions, particularly lack of or reduced levels of snowfall and the timing of such snowfall, our ability to manage general economic, business and geopolitical conditions, including the impacts of natural disasters, pandemics and outbreaks of contagious diseases and other adverse public health developments, such as the COVID-19 pandemic, our inability to maintain good relationships with our distributors, our inability to maintain good relationships with the original equipment manufacturers with whom we currently do significant business, lack of available or favorable financing options for our end-users, distributors or customers, increases in the price of steel or other materials, including as a result of tariffs, necessary for the production of our products that cannot be passed on to our distributors, increases in the price of fuel or freight, a significant decline in economic conditions, the inability of our suppliers and original equipment manufacturer partners to meet our volume or quality requirements, inaccuracies in our estimates of future demand for our products, our inability to protect or continue to build our intellectual property portfolio, the effects of laws and regulations and their interpretations on our business and financial condition, our inability to develop new products or improve upon existing products in response to end-user needs, losses due to lawsuits arising out of personal injuries associated with our products, factors that could impact the future declaration and payment of dividends, our inability to compete effectively against competition, our inability to achieve the projected financial performance with the assets of Dejana Truck & Utility Equipment Company, Inc., which we acquired in 2016, and unexpected costs or liabilities related to such acquisitions or any future acquisitions, as well as those discussed in the section entitled “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2020 and any subsequent Form 10-Q filings. You should not place undue reliance on these forward-looking statements. In addition, the forward-looking statements in this release speak only as of the date hereof and we undertake no obligation, except as required by law, to update or release any revisions to any forward-looking statement, even if new information becomes available in the future.

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Financial Statements

Douglas Dynamics – Third Quarter 2021

Douglas Dynamics, Inc.
Consolidated Balance Sheets
(In thousands)

	September 30,	December 31,
	2021	2020
	(unaudited)	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$7,340	$41,030
Accounts receivable, net	124,135	83,195
Inventories	100,134	79,482
Inventories - truck chassis floor plan	7,916	8,146
Refundable income taxes paid	2,552	-
Prepaid and other current assets	5,552	5,334
Total current assets	247,629	217,187

Property, plant, and equipment, net	64,612	64,320
Goodwill	113,134	113,134
Other intangible assets, net	144,739	152,791
Operating lease - right of use asset	19,080	21,441
Non-qualified benefit plan assets	9,837	9,041
Other long-term assets	1,203	1,288
Total assets	$600,234	$579,202

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$16,861	$16,284
Accrued expenses and other current liabilities	32,652	30,831
Floor plan obligations	7,916	7,885
Operating lease liability - current	4,623	4,326
Income taxes payable	-	5,214
Short term borrowings	37,000	-
Current portion of long-term debt	11,137	1,666
Total current liabilities	110,189	66,206

Retiree benefits and deferred compensation	17,245	15,804
Deferred income taxes	27,553	26,681
Long-term debt, less current portion	208,747	236,676
Operating lease liability - noncurrent	14,840	17,434
Other long-term liabilities	11,431	16,197

Total stockholders' equity	210,229	200,204
Total liabilities and stockholders' equity	$600,234	$579,202

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Douglas Dynamics – Third Quarter 2021

Douglas Dynamics, Inc.
Consolidated Statements of Income (Loss)
(In thousands, except share and per share data)

	Three Month Period Ended		Nine Month Period Ended
	September 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020

	(unaudited)		(unaudited)
Net sales	$127,636	$133,761	$388,508	$321,994
Cost of sales	97,001	97,033	282,823	241,501
Gross profit	30,635	36,728	105,685	80,493

Selling, general, and administrative expense	17,607	16,428	59,488	47,435
Impairment charges	-	-	-	127,872
Intangibles amortization	2,642	2,737	8,052	8,214

Income (loss) from operations	10,386	17,563	38,145	(103,028)

Interest expense, net	(2,167)	(5,007)	(9,514)	(15,709)
Debt modification expense	-	(237)	-	(3,429)
Loss on extinguishment of debt	-	-	(4,936)	-
Other income (expense), net	15	145	123	(33)
Income (loss) before taxes	8,234	12,464	23,818	(122,199)

Income tax expense (benefit)	1,204	3,234	1,943	(17,484)

Net income (loss)	$7,030	$9,230	$21,875	$(104,715)

Weighted average number of common shares outstanding:
Basic	22,980,951	22,857,457	22,945,617	22,842,777
Diluted	22,992,793	22,878,002	22,960,334	22,842,777

Earnings (loss) per share:
Basic earnings (loss) per common share attributable to common shareholders	$0.30	$0.40	$0.94	$(4.60)
Earnings (loss) per common share assuming dilution attributable to common shareholders	$0.30	$0.39	$0.92	$(4.60)
Cash dividends declared and paid per share	$0.29	$0.28	$0.86	$0.84

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Douglas Dynamics – Third Quarter 2021

Douglas Dynamics, Inc.
Consolidated Statements of Cash Flows
(In thousands)

	Nine Month Period Ended
	September 30, 2021	September 30, 2020

	(unaudited)
Operating activities
Net income (loss)	$21,875	$(104,715)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	15,235	14,704
Gain on sale of fixed asset	(165)	--
Debt modification expense	--	267
Loss on extinguishment of debt	4,936	--
Amortization of deferred financing costs and debt discount	770	914
Stock-based compensation	6,025	2,768
Adjustments on derivatives not designated as hedges	(1,020)	3,133
Provision for losses on accounts receivable	519	778
Deferred income taxes	872	(18,556)
Impairment charges	--	127,872
Non-cash lease expense	2,360	3,095
Earnout liability	--	(2,017)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(41,459)	(36,656)
Inventories	(20,391)	(16,057)
Prepaid assets, refundable income taxes paid and other assets	(3,545)	(3,542)
Accounts payable	538	3,205
Accrued expenses and other current liabilities	(3,433)	(962)
Benefit obligations and other long-term liabilities	(2,598)	(1,313)
Net cash used in operating activities	(19,481)	(27,082)

Investing activities
Capital expenditures	(7,271)	(9,465)
Net cash used in investing activities	(7,271)	(9,465)

Financing activities
Shares withheld on restricted stock vesting paid for employees’ taxes	--	(72)
Payments of financing costs	(1,371)	(992)
Borrowings on long-term debt	224,438	270,875
Dividends paid	(19,880)	(19,411)
Net revolver borrowings	37,000	12,000
Repayment of long-term debt	(247,125)	(247,233)
Net cash provided by (used in) financing activities	(6,938)	15,167
Change in cash and cash equivalents	(33,690)	(21,380)
Cash and cash equivalents at beginning of period	41,030	35,665
Cash and cash equivalents at end of period	$7,340	$14,285

Non-cash operating and financing activities
Truck chassis inventory acquired through floorplan obligations	$28,012	$27,691

Douglas Dynamics, Inc.
Segment Disclosures (unaudited)
(In thousands)

	Three Months Ended September 30, 2021	Three Months Ended September 30, 2020	Nine Months Ended September 30, 2021	Nine Months Ended September 30, 2020
Work Truck Attachments
Net Sales	$81,373	$76,903	$227,992	$169,853
Adjusted EBITDA	$14,790	$20,155	$55,206	$38,527
Adjusted EBITDA Margin	18.2%	26.2%	24.2%	22.7%

Work Truck Solutions
Net Sales	$46,263	$56,858	$160,516	$152,141
Adjusted EBITDA	$700	$2,917	$4,433	$3,162
Adjusted EBITDA Margin	1.5%	5.1%	2.8%	2.1%

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Douglas Dynamics – Third Quarter 2021

Douglas Dynamics, Inc.
Free Cash Flow reconciliation (unaudited)
(In thousands)

	Three month period ended September 30,		Nine month period ended September 30,
	2021	2020	2021	2020
Net cash used in operating activities	$(32,622)	$(21,058)	$(19,481)	$(27,082)
Acquisition of property and equipment	(2,685)	(4,417)	(7,271)	(9,465)
Free cash flow	$(35,307)	$(25,475)	$(26,752)	$(36,547)

Douglas Dynamics, Inc.
Net Income (Loss) to Adjusted EBITDA reconciliation (unaudited)
(In thousands)

	Three month period ended September 30,		Nine month period ended September 30,
	2021	2020	2021	2020
Net income (loss)	$7,030	$9,230	$21,875	$(104,715)

Interest expense - net	2,167	5,007	9,514	15,709
Income tax expense (benefit)	1,204	3,234	1,943	(17,484)
Depreciation expense	2,380	2,170	7,183	6,490
Intangibles amortization	2,642	2,737	8,052	8,214
EBITDA	15,423	22,378	48,567	(91,786)

Stock-based compensation	5	199	6,025	2,768
Impairment charges	-	-	-	127,872
Debt modification expense	-	237	-	3,429
Loss on extinguishment of debt	-	-	4,936	-
COVID-19 (1)	12	157	67	1,322
Purchase accounting (2)	-	-	-	(2,017)
Other charges (3)	50	101	44	101
Adjusted EBITDA	$15,490	$23,072	$59,639	$41,689

(1) Reflects incremental costs incurred related to the COVID-19 pandemic for the periods presented.

(2) Reflects $2,000 reversal of earn-out compensation acquired in conjunction with the acquisition of Dejana in the periods presented. Reflects $17 reversal of earn-out compensation in conjunction with the acquisition of Henderson in the periods presented.

(3) Reflects one time, unrelated legal and consulting fees for the periods presented.

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Douglas Dynamics – Third Quarter 2021

Douglas Dynamics, Inc.
Reconciliation of Net Income (Loss) to Adjusted Net Income (Loss) (unaudited)
(In thousands, except share and per share data)

	Three month period ended September 30,		Nine month period ended September 30,
	2021	2020	2021	2020
Net income (loss)	$7,030	$9,230	$21,875	$(104,715)
Adjustments:
Stock based compensation	5	199	6,025	2,768
Impairment charges	-	-	-	127,872
Debt modification expense	-	237	-	3,429
Loss on extinguishment of debt	-	-	4,936	-
COVID-19 (1)	12	157	67	1,322
Purchase accounting (2)	-	-	-	(2,017)
Adjustments on derivative not classified as hedge (3)	(171)	76	(1,020)	3,133
Other charges (4)	50	101	44	101
Tax effect on adjustments	26	(192)	(2,513)	(22,202)
Adjusted net income (loss)	$6,952	$9,808	$29,414	$9,691

Weighted average basic common shares outstanding	22,980,951	22,857,457	22,945,617	22,866,909
Weighted average common shares outstanding assuming dilution	22,992,793	22,878,002	22,960,334	22,866,909

Adjusted earnings (loss) per common share - dilutive	$0.29	$0.42	$1.24	$0.41

GAAP diluted earnings (loss) per share	$0.30	$0.39	$0.92	$(4.60)
Adjustments net of income taxes:

Stock based compensation	-	0.01	0.20	0.09
Impairment charges	-	-	-	4.72
Debt modification expense	-	0.01	-	0.11
Loss on extinguishment of debt	-	-	0.16	-
COVID-19 (1)	-	0.01	-	0.05
Purchase accounting (2)	-	-	-	(0.07)
Adjustments on derivative not classified as hedge (3)	(0.01)	-	(0.04)	0.11
Other charges (4)	-	-	-	-

Adjusted diluted earnings (loss) per share	$0.29	$0.42	$1.24	$0.41

(1)  Reflects incremental costs incurred related to the COVID-19 pandemic for the periods presented.

(2)  Reflects $2,000 reversal of earn-out compensation acquired in conjunction with the acquisition of Dejana in the periods presented. Reflects $17 reversal of earn-out compensation in conjunction with the acquisition of Henderson in the periods presented.

(3)  Reflects non-cash mark-to-market and amortization adjustments on an interest rate swap not classified as a hedge for the periods presented.

(4)  Reflects one time, unrelated legal and consulting fees for the periods presented.